UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                   FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                           Commission File Number 000-21916


                  Huntco Inc. 401(K) Retirement Savings Plan
            (Exact name of registrant as specified in its charter)

       14323 S. Outer Forty, Suite 600 N., Town & Country, Missouri 63017;
                               (314) 878-0155
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

    Plan interests arising pursuant to the investment alternatives (including a fund comprised of Class A common stock, par value $.01 per share,of Huntco Inc.) offered under the Huntco Inc. 401(k) Retirement Savings Plan
             (Title of each class of securities covered by this Form)

                                    None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)  _                Rule 12h-3(b)(1)(i)  X
    Rule 12g-4(a)(1)(ii) _                Rule 12h-3(b)(1)(ii) _
    Rule 12g-4(a)(2)(i)  _                Rule 12h-3(b)(2)(i)  _
    Rule 12g-4(a)(2)(ii) _                Rule 12h-3(b)(2)(ii) _
                                          Rule 15d-6           _

     Approximate number of holders of record as of the certification or notice date: 97

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Huntco Inc. 401(K) Retirement Savings Plan has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                  HUNTCO INC. 401(K) Retirement Savings Plan

                                  HUNTCO INC. (as Plan Administrator)


Date: February 4, 2002           By:  /S/ Robert J. Marischen
                                   -----------------------------------
                                    Robert J. Marischen
                                    Title:  Vice Chairman and Chief
                                    Executive Officer